Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 dated as of July 1, 2013 (“Amendment”) to Employment Agreement dated February 23, 2010 (“Employment Agreement” or “Agreement”) by and between Fiserv, Inc., on behalf of itself and its subsidiaries and affiliates (“Company”), and Lynn S. McCreary, an individual (“Employee”).

Unless otherwise specifically provided, terms used herein shall have the same meaning as set forth in the Employment Agreement.

1.	Section 1 of the Employment Agreement is amended to delete the phrase, “Senior Vice President and Deputy General Counsel”, and replace it with the phrase, “Executive Vice President and General Counsel”.

2.	Section 3 of the Employment Agreement is deleted and replaced with the following:

“Employee agrees to accumulate stock ownership in the Company (including for such purposes the value of unvested restricted stock units) at a minimum level equal to three times the value of her salary, no later than the fifth anniversary of the date of this Amendment No. 1”.

3.	Section 7(a) of the Employment Agreement is deleted and replaced with the following,

“(a) An annual base salary at a minimum rate of $350,000 per year, commencing on the date of this Amendment No. 1, payable in accordance with the normal payroll practices and schedule of the Company. Thereafter, the Employee’s direct supervisor (“Direct Supervisor”) will determine Employee’s annual base salary, it being understood by Employee that adjustments to annual base salary will be for unusual events and will not typically be made each year. To that end, beginning in February 2014, Employee’s Direct Supervisor will review annually the performance of Employee. The term “annual base salary” shall not include any payment or other benefit that is denominated as or is in the nature of a bonus, incentive payment, commission, profit-sharing payment, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to Employee as income.”

4.	Section 7(b) of the Employment Agreement is deleted and replaced with the following:

“(b) In addition to the salary provided above, as of the date of this Amendment No. 1 and thereafter, Employee shall be entitled to participate in the Management Bonus Plan or other incentive compensation program, as offered by the Company from time to time for senior executives of the Company. For calendar year 2013, Employee will have a target bonus of 70% of annual base salary as of the effective date of this Amendment No. 1 ($245,000) with an opportunity to achieve a maximum bonus of 140% of such annual base salary ($490,000). For calendar year 2013, the bonus payout will be prorated, it being understood that the Target in effect from January 1, 2013 to June 30, 2013 will apply to one half of the actual bonus, and the Target in effect as of the date of this Amendment No. 1 will apply for one half of the actual bonus, to be paid no later than March 15, 2014, according to the Company’s usual practice.”

5.	Section 7(d)(iii) of the Employment Agreement is deleted and replaced with the following:

“(iii) As of the date of this Amendment No. 1, Employee shall thereafter be eligible to participate annually during the Employment Term in the Fiserv Senior Managers and Senior Professionals Stock Option and Restricted Stock Program with an annual target of $300,000. Nevertheless, options and restricted stock granted thereunder may be subject to participation levels and vesting schedules not commensurate with Employee’s position and may be determined in connection with Employee’s annual performance evaluation. If Employee shall not be employed by the Company on the date of grant of any options or restricted stock hereunder, Employee shall not be entitled to any portion of any such options or restricted stock award. Notwithstanding anything to the contrary, all awards of options or restricted stock are subject to the approval of the Company’s Board of Directors or its designated committee and vesting of such equity awards will follow normal guidelines for similarly situated executives of the Company, established by the Board of Directors of the Company at the time.”

6.	Section 13 of the Employment Agreement is amended to delete the phrase, “State of Kansas”, and replace it with the phrase, “State of Wisconsin”.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands.

EMPLOYEE:	FISERV, INC.

/s/ Lynn S. McCreary	By	/s/ Jeffery W. Yabuki
Lynn S. McCreary		Jeffery W. Yabuki

Lynn S. McCreary	President and Chief Executive Officer
Printed Name	Title

July 1, 2013	July 25, 2013
Date	Date